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Exhibit 21.1

List of Company Subsidiaries

        Mellanox Technologies, Inc., a California corporation, formed on March 5, 1999, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.

        Voltaire, Ltd., incorporated on April 9, 1997, is wholly-owned subsidiary of Mellanox Technologies, Ltd.

        Voltaire UK, Ltd., incorporated on May 17, 2007, is wholly-owned subsidiary of Mellanox Technologies, Ltd.

        Mellanox KK, Ltd., incorporated on January 23, 2007, is wholly-owned subsidiary of Mellanox Technologies, Ltd.

        Mellanox Technologies Distribution, Ltd., incorporated on March 3, 2011, is wholly-owned subsidiary of Mellanox Technologies, Ltd.

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  Exhibit 21.1